Exhibit 12.1
                                INTEL CORPORATION
                     STATEMENT SETTING FORTH THE COMPUTATION
                      OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  (in millions)

                                              Nine Months Ended
                                            Sept. 30,     Sept. 25,
                                              2000          1999
                                            ----------------------
Income before taxes                         $ 11,766      $  7,966

Add fixed charges net of
   capitalized interest                           62            47
                                            --------      --------
Income before taxes and fixed
  charges (net of capitalized
  interest)                                 $ 11,828      $  8,013
                                            ========      ========

Fixed charges:

Interest                                    $     26      $     28

Capitalized interest                               5             3

Estimated interest component
  of rental expense                               36            19
                                            --------      --------

Total                                       $     67      $     50
                                            ========      ========

Ratio of earnings before taxes and
  fixed charges, to fixed charges                177           160
